Limelight Network Receives Unsolicited Offer to Purchase from Questionable Source
Management Does Not Believe Proposed Acquirer Has the Ability to Complete Transaction

TEMPE, Ariz., June 15, 2014 -- Limelight Networks (Nasdaq:LLNW), a global leader in digital content delivery, today announced that it has received an unsolicited offer to purchase the company from an entity that management believes is a non-credible source. Under the proposal, first reported by media outlets, then confirmed via phone and follow up email, on June 13, Tuition Build Inc. has offered to purchase and take private Limelight Networks for $644.7 million or $6.55 per share if certain unspecified financial thresholds were satisfied.

Representatives of the company contacted Tuition Build to make inquiries regarding its proposal and ability to complete the proposed transaction. Based on these inquiries, as well as independent investigations of Tuition Build, management has concluded that Tuition Build does not have the experience, credentials, financial resources, or capability to complete the proposed transaction, and that Tuition Build’s stated interest in acquiring Limelight Networks is not an actionable proposal. Accordingly, management believes current and prospective investors in Limelight Networks should disregard Tuition Build’s proposal.

Safe-Harbor Statement
This press release contains forward-looking statements. Forward-looking statements represent the current judgment and expectations of Limelight Networks and are not guarantees and are subject to a number of risks and uncertainties that could cause actual results to differ materially including, but not limited to, risks and uncertainties discussed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission and the final review of the results and amendments and preparation of quarterly or annual financial statements, including consultation with our outside auditors. Accordingly, readers are cautioned not to place undue reliance on any forward-looking statements. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason.
About Limelight
Limelight Networks (NASDAQ: LLNW), a global leader in digital content delivery, empowers customers to better engage digital audiences by enabling them to manage and deliver digital content on any device, anywhere in the world. The Company's award winning Limelight Orchestrate™ platform includes an integrated suite of content delivery technology and services that helps organizations deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance customer relationships — all while reducing costs. For more information, please visit www.limelight.com, read our blog, and be sure to follow us on Twitter at www.twitter.com/llnw.
famaPR on behalf of Limelight Networks
Ted Weismann, 617-986-5009
limelight@famapr.com